Submission of matters to a vote of security holders

If any matter has been submitted to a vote of security holders, furnish the following information:

(a)  The date of the meeting  and  whether it was an annual or special  meeting;

     August 15, 1997-Special Meeting

(b) If the meeting involved the election of directors, state the name of each director elected at the meeting and the mane of all other directors now in office;

     NA

(c) Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

     Two items:

     1) Approve ( 6,026,629.223 )or disapprove (97,267.076 ) a proposed change to the AAL Utilities Funds-Fundamental investment objectives and industry concentration policy. Abstained (209,078.883).

     2) To transact such other business as properly may be, come before or adjournment, thereof.


(d) Describe the terms of any settlement between the registrant and any other participant ( as defined in Rule 14a-11 of Regulation 14A under the 1934
     Act) terminating any solicitation subject to Rule 14a-11, including the cost or anticipated cost to the registrant.

     NA